Exhibit 99.1

70 E. Long Lake Rd. Bloomfield Hills, MI 48304 www.agreerealty.com

FOR IMMEDIATE RELEASE

Agree Realty Names David A. Wolff Chief Accounting Officer

Announces Key Promotions

Bloomfield Hills, MI, February 28, 2019 -- Agree Realty Corporation (NYSE: ADC) (the “Company”) is pleased to announce that David A. Wolff has joined the Company as its Chief Accounting Officer. In this capacity, Mr. Wolff will be responsible for the Company’s accounting activities and SEC reporting.

Mr. Wolff has over 25 years of REIT accounting, financial reporting, compliance and audit experience. Most recently, he served as Vice-President, Financial Reporting & Chief Accounting Officer of The Taubman Company (NYSE: TCO) (“Taubman”) where he was responsible for all aspects of SEC financial reporting. Prior to his 20-year tenure at Taubman, Mr. Wolff was an Audit Manager for Deloitte. He is a certified public accountant and an active contributor to Nareit.

Additionally, the Company is pleased to announce promotions and new appointments in multiple departments:

▪	Danielle Spehar, from Vice President, Transactions to General Counsel will continue to lead the Company’s transaction team and be responsible for managing the Company’s legal affairs.

▪	Phil Carbone, from Director, Transactions to Vice President, Transactions will continue to be responsible for the negotiation and execution of the Company’s acquisition and disposition activities.

▪	Jeff Konkle, from Director, Construction to Vice President, Construction will continue to be responsible for all construction activities.

▪	Peter Coughenour, from Director, Corporate Finance to Senior Director, Corporate Finance will continue to be responsible for corporate-level forecasting and analytics as well as facilitating capital markets activities.

“I am extremely pleased to welcome David to our growing Team,” said Joey Agree, President and Chief Executive Officer of Agree Realty Corporation. “His many years of experience and technical expertise will serve to strengthen our accounting and reporting functions.”

“I would also like to express our sincere appreciation and congratulate Danielle, Phil, Jeff and Peter on their respective promotions. Each of these individuals embody our core values and have been integral parts of our fantastic Team. Their hard work, commitment and focus are exemplary.”

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust primarily engaged in the acquisition and development of properties net leased to industry-leading retail tenants. The Company currently owns and operates a portfolio of 663 properties, located in 46 states and containing approximately 11.5 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol “ADC”. For additional information, please visit www.agreerealty.com.

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Contact:

Clay Thelen

Chief Financial Officer

Agree Realty Corporation

(248) 737-4190